Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	615-324-7318
ASHFORD HOSPITALITY TRUST ENHANCES LIQUIDITY POSITION
THROUGH STRATEGIC TRANSACTIONS
Amends Credit Facility Covenants and Announces Dividend Strategy
DALLAS — (December 26, 2008) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today provided an update on its strong liquidity position and announced a series of actions to manage the sources and uses of the Company’s funds to conservatively navigate through challenging market conditions and enable opportunities that can create long-term shareholder value.
Liquidity
Ashford currently has approximately $200 million of unrestricted cash on hand, with $100 million conservatively invested in U.S. Treasuries. Recently these amounts were reduced by approximately $50M to partially pay down the Company’s credit facility. The Company has approximately $29 million of hard debt maturities in 2009 for which it is already seeking a negotiated extension, and $75 million of hard debt maturities in 2010. These loans currently have better than 2.0x debt service coverage. To enhance interest coverage, in March 2008 the Company swapped $1.8 billion of fixed-rate debt to floating-rate debt at a spread of 264 basis points over LIBOR with a view that interest rates would decline if RevPAR decelerated due to a slowing economy. Portions of the debt provided a LIBOR cap of 3.75% and a LIBOR floor of 1.25%. In early December 2008, the Company bought down the LIBOR floor to 0.75% through December 2009 to capitalize on LIBOR’s decline. At the time of the swap transaction, the weighted average interest rate on Ashford’s debt was 5.55%. Based on the recent 30-day LIBOR rate of 0.47%, the average interest rate on Ashford’s debt, of which approximately 95% is now floating rate is 3.24%. The combined benefits of the swap and the lower current LIBOR may provide interest savings of $65 million on an annualized basis.
Commenting on the Company’s liquidity position and the recent strategic transactions, Monty J. Bennett, Ashford’s President and CEO, stated, “The challenges facing the lodging industry today are virtually unprecedented. In this environment, we have aggressively enhanced our liquidity and implemented capital market strategies ahead of the downturn to mitigate the impact. Certain fundamental features of our company position us better to withstand these challenging markets, namely: our full and select service hotel mix, geographic diversity, industry leading brand representation, and an affiliated property manager for nearly 1/3 of our portfolio that is capable of being more proactive in cost saving measures. There is undoubtedly a certain amount of liquidity that we will need to keep to address issues throughout this downturn, but we believe
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254     Phone: (972) 490-9600

AHT Enhances Liquidity Position

December 26, 2008
potential liquidity risks are manageable. We continue to execute aggressive cost saving measures at the property level that include payroll freezes, vendor contract renegotiations and adjustments to service levels. In addition, corporate level cost containment plans have been implemented which include reductions in overhead from staff layoffs, salary freezes, and reduced benefits and fees along with other cost saving measures. We will continue to be proactive in all measures to best position the company for near term sustainability and long term success.”
Credit Facility Amendments
The Company has negotiated an amendment with the 11 banks in its $300 million credit facility. The main provision changes to the facility, which expires in 2012 after extensions, include:
•	Reducing the fixed charge coverage ratio to 1.25x effective immediately until March 31, 2011, at which time the ratio steps up to 1.35x.

•	Reducing the revolver commitment level from $300 million to $250 million.

•	Reducing the maximum leverage ratio from 75% to 65%.

•	Adjusting the grid pricing upward to a spread of 275 basis points to 350 basis points.

•	Suspending the dividend to the minimum REIT requirements through 2009.
Other definitions and provisions were changed related to fees, total asset value, tangible net worth, cross default provisions, and repurchases.
Mr. Bennett added, “Despite no immediate risk of violating our covenants, we wanted to be proactive in this environment to address the impact of possible future events. The new terms enhance our credit position, while granting relief on the provision most likely to experience threshold-level issues in the future.”
Dividend Policy
Effective with the fourth quarter ending December 31, 2008, and in conjunction with the Credit Facility Amendment outlined above, the Board of Directors suspended the Company’s common stock dividend. The Company expects to distribute the minimum dividend required to maintain its REIT status in 2009, which is likely to be assessed, if necessary, in the fourth quarter of 2009.
With the removal of the common dividend, the Company will pay the base rate for the Company’s Series B Convertible Preferred Stock at $0.14 per share for the fourth quarter ending December 31, 2008.
Mr. Bennett noted, “The decision to suspend the common stock dividend was made in the best long-term interests of the Company and its shareholders in order to enhance liquidity and set aside capital for future redeployment. Long term shareholder value can be enhanced by the dividend suspension through a variety of means, including share buybacks which can result in stronger per share metrics and capital appreciation”

AHT Enhances Liquidity Position

December 26, 2008
Capital Sources and Uses
The Company maintains a proactive approach to capital sourcing. Potential sources of capital include: positive cash flow from operations, property refinancing proceeds, asset sales, property level preferred equity, reductions in the common stock dividends, return of capital from existing mezzanine loans, and income derived from the interest rate swap. Uses of funds are expected to include possible operating shortfalls from mezzanine investments, owner-funded (above reserves) capital expenditures, debt paydowns, and repurchases of the Company’s securities.
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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